EXHIBIT 23.1




                               CONSENT OF KPMG LLP


The Board of Directors
Mobius Management Systems, Inc.

We consent to incorporation by reference in the registration statement (No. 33-57695) on Form S-8 of Mobius Management Systems, Inc. of our report dated July 27, 1999 relating to the consolidated balance sheets of Mobius Management Systems, Inc. and subsidiaries as of June 30, 1998 and 1999, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1999, and the related financial statement schedule, which report appears in the Form 10-K of Mobius Management Systems, Inc.


KPMG LLP

Stamford, CT
September 27, 1999